exhibit 10.18

TOPBUILD CORP.

RESTRICTED STOCK UNIT AWARD AGREEMENT

TopBuild Corp. (the “Company”) hereby grants to the Participant named below, subject to the provisions of the Company’s Amended and Restated 2015 Long Term Stock Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), the following Award consisting of the number of Restricted Stock Units on the Award Date set forth below. Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to such terms in the Plan. The terms and conditions governing this Award are set forth herein and in the Plan. Copies of the Plan and information about the Company are available online in the Company’s public filings.

1.Award.

Name of Participant:[[FIRSTNAME]] [[LASTNAME]]

Number of Restricted Stock Units:[[#RSUSGRANTED]]

Each Restricted Stock Unit represents the contingent right to receive one Share upon vesting.

Award Date:February [[XX]], 20[[XX]]

Vesting Dates:

This Award will vest in three annual installments of thirty-three percent (33%) on or about the first and second anniversary of the Award Date and thirty-four percent (34%) on or about the third anniversary of the Award Date.

2.Acceptance. This Award Agreement shall be effective upon acceptance by Participant by signing below, which signature may be made by electronic means. The Award will be registered in Participant’s name in book entry form promptly after acceptance. Prior to vesting, the Participant will not be entitled to vote or receive any cash dividends.
3.Conditions to Vesting. Except as otherwise provided herein, rights to receive Shares granted under this Award shall become vested and nonforfeitable on the applicable Vesting Dates set out in this Award Agreement, provided that the Participant remains continuously employed by the Company or an Affiliate through the Vesting Date, except that, if a Vesting Date occurs on a day in which the NYSE is not open, the Vesting Date shall occur on the next occurring date that the NYSE is open. As used herein, "employment" or "employed" means Participant’s employment by the Company or an Affiliate (provided, in the case of Substitute Awards, that Participant satisfies the Form S-8 definition of an “employee”).
4.Forfeiture. If Participant’s employment ends or is terminated for any reason that does not qualify as an exception as set forth below, any unvested portion of the Award will be automatically forfeited to the Company.
5.Exceptions to Forfeiture.
a.	Death. If Participant’s employment ends due to Participant’s death while the Award remains unvested, the restrictions will lapse and any remaining unvested portion of the Award will vest in full effective on the date Participant’s employment ends.

Restricted Stock Unit Award Agreement

b.	Disability. If Participant’s employment ends due to the Participant’s disability while the Award remains unvested, the restrictions will lapse and any remaining unvested portion of the Award will vest in full effective on the date Participant’s employment ends. For purposes of this Award Agreement, “disability” means that a Participant has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the Company. Alternatively, the Company may deem Participant disabled if determined to be totally disabled by the Social Security Administration.
c.	Retirement. If Participant’s employment ends due to Participant’s retirement while the Award remains unvested, the Award will continue to vest in the same manner as though employment had not ended subject to the other provisions of this Agreement and the Plan (except to the extent superseded by the Executive Severance Agreement, if applicable). For purposes of this Award Agreement, “retirement” means: (i) Participant’s attainment of age sixty-two; (ii) Participant has achieved at least seven (7) years of employment as a full time employee of the Company or an Affiliate in any role, including all periods of employment whether or not contiguous, and any period during which Participant was employed by an acquired company to the extent such period of employment was recognized at the time of the acquisition; and (iii) Participant provides not less than six (6) months’ irrevocable notice of Participant’s intent to resign employment on or after attaining age 62.
d.	Change in Control. Except to the extent superseded by the Executive Severance Agreement, with respect to this Award and each other then-outstanding Award that Participant holds, the following shall apply:
i.	The Committee shall have the full and final authority to determine whether an Award shall be considered assumed or substituted and, without limiting the foregoing, an Award which remains subject to substantially the same terms and conditions that were applicable to the Award immediately prior to the Change in Control but which confers the right to receive common stock of the acquiring entity may be considered assumed or substituted for hereunder.
1.	Assumed or Substituted. If this Award is assumed or substituted in connection with a Change in Control, in the event of a termination of employment with the Company or an Affiliate without CIC Cause (as defined below) during the 12-month period immediately following such Change in Control, on the date of such termination (1) the Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to the Award shall lapse, and (3) any performance conditions imposed with respect to the Award shall be deemed to be achieved at the actual level of performance at the time of the termination, or, if not determinable, at the applicable target level of performance.
2.	Not Assumed or Substituted. If this Award is not assumed or substituted in connection with a Change in Control, immediately

Restricted Stock Unit Award Agreement

prior to the occurrence of the Change in Control, (1) the Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to the Award shall lapse, and (3) any performance conditions imposed with respect to the Award shall be deemed to be achieved at the actual level of performance at the time of the Change in Control, or, if not determinable, at the applicable target level of performance.
ii.	Solely for purposes of the forgoing provisions governing treatment of Awards following a Change in Control, “CIC Cause” shall mean (x) Participant’s willful and continued failure (other than any such failure resulting from disability) to perform substantially the duties and responsibilities of Participant’s position with the Company or Affiliate after a written demand for substantial performance is delivered, which demand specifically identifies the manner in which the Company believes that Participant has not substantially performed such duties or responsibilities; (y) Participant’s conviction by a court of competent jurisdiction for felony criminal conduct; or (z) Participant’s willfully engaging in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.
6.Post-Employment Forfeiture. Notwithstanding the foregoing, if at any time following termination of employment Participant engages in an activity which in the sole judgment of the Committee is detrimental to the interests of the Company or an Affiliate, any unvested portion of the Award will be forfeited to the Company. Participant acknowledges that such activity includes, but is not limited to, “Business Activities” and “Prohibited Capacity” (as defined below).
7.Non-Competition. In addition to any other restrictive covenant agreement that Participant may have executed during employment, and in consideration for the Award, and regardless of whether restrictions on Shares subject to the Award have lapsed, while Participant is employed or retained as a consultant by the Company or an Affiliate and for the longer of (i) the amount of time the Award(s) remain outstanding; or (ii) one year following any termination of employment or, if applicable, any consulting relationship with the Company or an Affiliate, other than a termination in connection with a Change in Control (as defined in the Plan, the Executive Severance Agreement, or an applicable Change in Control Severance Agreement), Participant agrees not to engage in, and not to become associated in a “Prohibited Capacity” (as defined below) with any other entity engaged in any Business Activities; and not to encourage or assist others in encouraging any employee of the Company or an Affiliate to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities.
a.	“Business Activities” means the design, development, manufacture, sale, marketing or servicing of any product or provision of services competitive with the products or services of the Company or any Affiliate offered, performed, developed, or acquired at any time Participant was employed by or consulting with the Company or any Affiliate to the extent such competitive products or services are distributed or provided either (i) in the same geographic area as are such products or services of the Company or any Affiliate, or (ii) to any of the same class of customers as such products or services of the Company or any Affiliate are distributed or provided.

Restricted Stock Unit Award Agreement

b.	“Prohibited Capacity” means being associated with an entity as an employee, consultant, investor or in another capacity where (i) confidential business information of the Company or any Affiliate could be used in fulfilling duties or responsibilities with such other entity, (ii) duties or responsibilities are similar to or include any of those Participant had while employed or retained as a consultant by the Company or any Affiliate, or (iii) an investment by Participant in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.
8.Remedies. Participant agrees that a breach of Paragraph 6 or 7, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, will result in Participant’s obligation to pay to the Company in cash immediately upon the demand of the Company (a) the amount of income realized for income tax purposes from this Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on Restricted Stock Units or Shares on or after termination of employment or, if applicable, any consulting relationship with the Company or an Affiliate, plus (b) all costs and expenses of the Company in any effort to enforce its rights under Paragraphs 6, 7, or 8. The Company shall have the right to set off or withhold any amount owed to Participant by the Company or any Affiliate for any amount owed to the Company by Participant hereunder.
9.Incorporation of the Dispute Resolution Policy. The Plan delegates the authority to settle disputes to the Committee. Participant agrees that if a claim is asserted against the Company, its Affiliates, or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s trade secrets, confidential information, or intellectual property rights) which (a) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time, the “DRP”); (b) subverts the provisions of the Plan; or (c) involves any of the provisions of the Award Agreement, the Plan, or the provisions of any other awards, options, or other agreements relating to Shares or Participant’s personal claims or claims made by any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the DRP shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by the parties. It is our mutual intention that any arbitration award entered under the DRP will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the DRP, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place in Daytona Beach, Florida. The provisions of this paragraph: (i) shall survive the termination or expiration of this Award Agreement, (ii) shall be binding upon the Company’s and Participant’s successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Award Agreement, (iii) shall supersede the provisions of any prior agreement between Participant and the Company with respect to any of the Company’s option, restricted stock, or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between the parties, and (iv) may not be modified without the consent of the Company. Subject to the exception set forth above, Participant and the Company acknowledge that no person asserting a claim described above has the right to resort to any federal, state, or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.
10.No Right to Continued Employment. Acceptance of the Award does not imply any commitment by the Company or any Affiliate to continue Participant’s employment or consulting relationship. Participant’s employment status is that of an employee-at-will. The employing

Restricted Stock Unit Award Agreement

Company or Affiliate has a continuing right with or without Cause, as defined in 12.c. below, (unless otherwise specifically agreed to in writing executed by Participant and the Company) to terminate employment or other relationship at any time.
11.Tax Responsibilities. Participant agrees to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. Participant also agrees to promptly provide the Company with information with respect to Shares acquired pursuant to the Award when requested.
12.Award Recovery.
a.	Financial Statements and Records. Participant agrees that the Award (or any portion thereof) and any Proceeds thereof determined to be “Excess Incentive Compensation” under the Company’s Incentive Compensation Recovery Policy (the “Clawback Policy”) in effect on the date Participant accepts this Award Agreement are subject to recovery by the Company under the Clawback Policy. Participant acknowledges that (1) Participant has read and understands the Clawback Policy and (2) the Clawback Policy shall be interpreted, administered and enforced by the Committee in its sole discretion directly or indirectly through its delegates.
b.	Covered Conduct. Participant agrees that if the Company determines Participant has engaged in Covered Conduct, the Committee may (notwithstanding any expiration of the Plan or of the rights or obligations otherwise arising under an Award) require Participant (whether or not Participant is then an employee, consultant, or director of the Company or any Affiliate) to return some or all of the Proceeds from Subject Awards (each as defined below) and/or waive, forfeit, and surrender to Company Participant’s rights with respect to all or a portion of Participant’s Awards which have not yet vested or become exercisable (or have not been exercised).
c.	As used herein:

“Covered Conduct” means conduct that constitutes Cause. “Cause” means any of the following, as determined in the good faith, reasonable judgment of the Company:

i.	Participant’s failure or refusal to perform Participant’s duties or comply with reasonable directions of Company’s leadership;
ii.	Participant’s commission of (1) any felony or (2) any misdemeanor that brings the Company into public disrepute, scandal, contempt or ridicule or that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on the Company or its officers, managers, or affiliates;
iii.	theft, embezzlement, dishonesty, fraud, or other willful misconduct by the Participant; or
iv.	the material violation by the Participant of any lawful written policy of the Company, including, without limitation, any policy regarding employment discrimination or sexual harassment.

Restricted Stock Unit Award Agreement

“Proceeds” means Shares or cash received pursuant to the vesting or exercise of the Award (or, in the event that such Shares have been disposed of, cash in an amount equal to the Fair Market Value of the Shares on the date of vesting, exercise or disposition, as determined by the Company). Proceeds with respect to options shall be determined net of the applicable exercise price.

“Subject Awards” means Awards granted under the Plan and incentive compensation awards granted under any other plan, program, or agreement, in each case to the extent such awards are granted or became vested during the three-year period preceding the latest date on which Participant engaged in Covered Conduct.

13.Governing Law. This Award Agreement shall be governed by and interpreted in accordance with Florida law.
14.Electronic Delivery. Participant agrees to electronic delivery of any documents that the Company may elect to deliver in connection with any Award made or offered under the Plan. Participant has the right at any time to request that the Company deliver written copies of materials referred to above at no charge. Participant consents to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that an electronic signature is the same as, and shall have the same force and effect as, a manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

* * * * * * * *

Restricted Stock Unit Award Agreement

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Award Date.

TOPBUILD CORP

__________________________________

By: [[NAME]]

Title: [[TITLE]]

I acknowledge that I have received a copy of the Plan, that I have carefully reviewed the terms of this Award Agreement, and that I wish to be eligible to receive the Award. I agree to comply with the terms of this Award Agreement.

PARTICIPANT

[[SIGNATURE]]    [[SIGNATURE_DATE]]

___________________________________

Print Name: [[FIRSTNAME]] [[LASTNAME]]

Restricted Stock Unit Award Agreement